                                                      OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response...11


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*



                                   Crucell NV
            -------------------------------------------------------
                                (Name of Issuer)


                               Ordinary 0.24 EUR
            -------------------------------------------------------
                         (Title of Class of Securities)


                                  228769 10 5
            -------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [x]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number. SEC 1745 (12-02)

CUSIP No. 228769 10 5
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        3i Investments plc

--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)

        NOT APPLICABLE

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United Kingdom

--------------------------------------------------------------------------------
    Number of
                           5.   Sole Voting Power
     Shares                     1,822,000
                           -----------------------------------------------------
   Beneficially            6.   Shared Voting Power

     Owned by              -----------------------------------------------------
                           7.   Sole Dispositive Power
       Each                     1,822,000
                           -----------------------------------------------------
     Reporting             8.   Shared Dispositive Power

    Person With
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        1,822,000

--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        No

--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.11%

--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        CO

--------------------------------------------------------------------------------

TABLE OF CONTENTS
                                  SCHEDULE 13G
                                   CRUCELL NV



ITEM 1.

       (a)    Name of Issuer

              Crucell NV

       (b)    Address of Issuer's Principal Executive Offices

              Archimedesweg 4, 2333 CN Leiden. The Netherlands

ITEM 2.

       (a)    Name of Person Filing

              3i Investments plc

       (b)    Address of Principal Business Office or, if none, Residence

              91 Waterloo Road
              London
              SE1 8XP

       (c)    Citizenship

              United Kingdom

       (d)    Title of Class of Securities

              Ordinary 0.24EUR

       (e)    CUSIP Number

              228769 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         NOT APPLICABLE

ITEM 4.  OWNERSHIP.

       (a)    Amount beneficially owned:

              1,822,000

       (b)    Percent of class:

              5.11%

       (c)    Number of shares as to which the person has:

              (i)    Sole power to vote or to direct the vote

                     1,822,000

              (ii)   Shared power to vote or to direct the vote


              (iii)  Sole power to dispose or to direct the disposition of

                     1,822,000

              (iv)   Shared power to dispose or to direct the disposition of


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         2 clients of this filer has the right to receive dividends/ The interest of such clients is less than 5%.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATIONS

         NOT APPLICABLE



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                07 February 2003
                            ------------------------
                                      Date

                                   Vipul Nagji
                            ------------------------
                                    Signature


                               Operations Manager
                            ------------------------
                                   Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)